Ex – 10(b)(i)+

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated December 10, 2009, and effective as of January 1, 2010, between AMERICAN MEDICAL ALERT CORP., a New York corporation (the "Company"), with offices located at 3265 Lawson Boulevard, Oceanside, New York 11572 and Howard M. Siegel, an individual having an address at 131 Montauk Highway, West Hampton, New York 11977  ("Employee").

W I T N E S S E T H:

WHEREAS, the Company desires to continue to retain the services of Employee upon the terms and conditions stated herein; and

WHEREAS, Employee desires to be employed by the Company upon the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereby agree as follows:

1.      Employment At-Will.  The Company and Employee acknowledge and agree that Employee’s employment with the Company is that of an “at will employee”.  As such, either Employee or the Company may terminate the employment relationship at any time, for any reason or for no reason, such termination to take effect 90 days following written notice to the other party.  Employee has received no promise of continued employment or employment for any specific period of time, and no employee of the Company, including without limitation the Company's officers, has the authority to alter the at-will nature of the employment relationship except in a written employment contract signed by an authorized Company executive and by Employee.

2.      Duties.

(a)           Senior Advisor.  Employee shall serve as Senior Advisor to, and shall report to,  the Chief Executive Officer and President of the Company {the “CEO”).  In such capacity, Employee will render advisory or consultative services related to the Company’s strategic position, plans, prospects and objectives, or such other matters, all as specified by the CEO.  Such services shall be rendered based upon discussions and input between Employee on the one hand, and the CEO on the other hand, and may include, without limitation, traveling, attendance at meetings or participation in conference calls, all as directed by the CEO.  Employee shall have no authority to enter into any contracts or to otherwise bind the Company, except as expressly agreed to between Employee on the one hand, and the CEO on the other hand.  The Company and Employee agree that Employee may provide the services described herein either remotely (e.g., offsite) or at the Company's current location in Oceanside, Long Island.

(b)           Chairman of the Board Position. Nothing in this Agreement shall be deemed to relate to Mr. Siegel’s current position as Chairman of the Board of Directors (the “Board”) of the Company, however, any compensation for such position and his position as a member of the Board shall be deemed to be included within the compensation payable to him under this Agreement.

3.      Hourly Commitment.

(a)           During the term of this Agreement, Employee shall devote such hours to the performance of his services as requested by the CEO but Employee shall not be required to devote more than 70 hours per month to such services.

(b)           The foregoing shall not prevent (i) subject to paragraph 6 below, the purchase, ownership or sale by Employee of investments or securities of publicly held companies and any other business that is not competitive with the Company or any subsidiary of the Company so long as such investment does not interfere or conflict with the performance of Employee 's duties hereunder and does not otherwise violate any of the provisions of this Agreement, or (ii) Employee's participation in philanthropic organizations to the extent that such participation does not interfere or conflict with the performance of Employee’s duties hereunder and does not otherwise violate any provision of this Agreement.

4.      Compensation.  In consideration of the duties and services to be performed by Employee hereunder, the Company agrees to pay, and Employee agrees to accept the amounts set forth below:

(a)           A base salary, to be paid on a bi-weekly basis, at the rate of $125,000 per annum, for the period beginning January 1, 2010 and ending upon the effective date of termination of Employee’s employment relationship with the Company.

(b)           The Company shall provide Employee with the use of a suitable automobile leased by the Company, including any insurance costs, with all reasonable expenses of operation such as, gas, oil and repair properly incurred by him in the performance of his duties hereunder reimbursed by the Company in accordance with the Company's normal policies for all reasonable travel, hotel, meal and other expenses.  Any request for reimbursement must be submitted to and approved by, the Company's Chief Financial Officer, whose decision to approve or disapprove a reimbursement shall be subject to review by the Company's audit committee.

(c)           The Company will reimburse Employee for the cost of Employee’s U.S. Medicare coverage at the then current rate (including Parts B and D) so as to provide him with coverage equivalent or as nearly equivalent as possible under Medicare to the coverage he would have had under the Company’s then-current medical plan as provided to executive officers of the Company; provided, that Employee shall be responsible for payment of a percentage of such cost equal to the then current contribution percentage required to be paid by executive officers of the Company for medical insurance premiums.

Upon the effective date of termination of Employee’s employment relationship with the Company, the Company shall have no liability or obligation to Employee, including, without limitation, any liability or obligation for severance, other than for the base salary and any other compensation provided in this paragraph 4 accrued to the effective date of termination.

5.      Vacation.  Employee shall be entitled to four (4) weeks vacation each fiscal year, to be taken at such time as is mutually convenient to the Company and Employee.

6.      Non-Competition, Non-Solicitation and Non-Disclosure.  1) Employee covenants and agrees that throughout the term of this Agreement and for a period of twelve (12) months thereafter, he will not, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, any business competing directly in the United States of America with the business conducted by the Company or any subsidiary of the Company during the term of this Agreement; provided, however, that Employee may own not more than 5% of the outstanding securities of any class of any corporation engaged in any such business, if such securities are listed on a national securities exchange, the NASDAQ Stock Market or regularly traded in the Over the Counter market by a member of a national securities association.

(b)           Employee covenants and agrees that, (i) throughout the term of this Agreement, he will not directly or indirectly solicit, entice or induce any person (collectively, “Solicit”) who during the term of this Agreement is associated with, employed by or is a customer of the Company or any subsidiary, and (ii) for a period of twelve (12) months following the term of this Agreement, he will not Solicit any person who is, or within the last three months of Employee's employment by the Company was, associated with, employed by, or was a customer of the Company or any subsidiary of the Company, in each case, to leave the employ of, terminate his association or its relationship with the Company, or any subsidiary of the Company, or solicit the employment or business of any such person on his own behalf or on behalf of any other business enterprise.

(c)           Employee covenants and agrees that, throughout the term of this Agreement and at all times thereafter, he will not use, or disclose to any third party, trade secrets or confidential information of the Company, including, but not limited to, confidential information or trade secrets belonging or relating to the Company, its subsidiaries, affiliates, customers and clients or proprietary processes or procedures of the Company, its subsidiaries, affiliates, customers and clients, or the Company’s or its subsidiaries’ business, business plans, investments, customers, strategies, operations, records, financial information, assets, technology, data and information that reveals the processes, methodologies, technology or know-how of the Company or its subsidiaries.  Trade secrets and confidential information shall include, but shall not be limited to, all information which is known or intended to be known only by employees of the Company, its respective subsidiaries and affiliates or others in a confidential relationship with the Company or its respective subsidiaries and affiliates which relates to business matters.

(d)           If any term of this paragraph 6 is found by any court having jurisdiction to be too broad, then and in that case, such term shall nevertheless remain effective, but shall be considered amended (as to the time or area or otherwise, as the case may be) to a point considered by said court as reasonable, and as so amended shall be fully enforceable.

(e)           In the event that Employee shall breach or threaten to breach any provision of this Agreement (including but not limited to the provisions of this paragraph 6), then Employee hereby consents to the granting of a temporary or permanent injunction against him by a court of competent jurisdiction prohibiting him from violating any provision of this Agreement.  In any proceeding for an injunction and upon any motion for a temporary or permanent injunction, Employee agrees that his ability to answer in damages shall not be a bar or interposed as a defense to the granting of such temporary or permanent injunction against Employee.  Employee further agrees that the Company will not have an adequate remedy at law in the event of any breach or threatened breach by Employee hereunder and that the Company will suffer irreparable damage and injury if Employee breaches any of the provisions of this Agreement.

7.      No Impediments.  Employee warrants and represents that he is free to enter into this Agreement and to perform the services contemplated thereby and that such actions will not constitute a breach of, or default under, any existing agreement.

8.      No Waiver.  The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or of any other provision.

9.      Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and no amendment, modification or waiver of any provision herein shall be effective unless made in writing, executed by the party charged therewith.  Amendments, modifications and waivers may not be effected by e-mail or similar correspondence (other than e-mail delivery of a signature page by “.pdf” format data file).  The parties hereto further acknowledge and agree that the certain Employment Agreement dated as of December 13, 2006 between the parties hereto expires on December 31, 2009, and that upon such expiration: (i) such agreement shall be null and void and of no further force or effect, and (ii) that all of the parties' obligations under such agreement shall be extinguished in full.

10.     Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of New York applicable to agreements to be wholly performed therein, other than those which would defer to the substantive laws of another jurisdiction.

11.     Binding Effect.  This Agreement shall bind and inure to the benefit of the parties, their successors and assigns.

12.     Assignment and Delegation of Duties.  This Agreement may not be assigned by the parties hereto except that the Company shall have the right to assign this Agreement to any successor in connection with a sale or transfer of all or substantially all of its assets, a merger or consolidation.  This Agreement is in the nature of a personal services contract and the duties imposed hereby are nondelegable.

13.     Paragraph Headings.  The paragraph headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

14.     Notices.  Any notice under the provisions of this Agreement shall be in writing, shall be sent by one of the following means, directed to the address set forth on the first page of this Agreement or to such other address as shall be designated hereunder by notice to the other party, effective upon actual receipt and shall be deemed conclusively to have been given: (i) on the first business day following the day timely deposited for overnight delivery with Federal Express (or other equivalent national overnight courier service) or United States Express Mail, with the cost of delivery prepaid or for the account of the sender; (ii) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (iii) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

15.     Unenforceability; Severability.  If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall, nevertheless, be binding upon the parties with the same force and effect as though the unenforceable part has been severed and deleted.

16.     Counterparts.  This Agreement may be executed in one or more counterparts and delivered by facsimile or by e-mail delivery of a “.pdf” format data file, each of which shall constitute an original, and which when taken together, shall constitute one and the same agreement.  E-mail or similar correspondence (other than e-mail delivery of a signature page by “.pdf” format data file) shall not constitute a signature for purposes of this Agreement.

17.     Advice of Independent Advisors.  Employee acknowledges that he has had the opportunity to review the terms of this Agreement with his independent advisors, including attorneys, accountants and compensation consultants.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

EMPLOYEE:

By:	/s/ Howard M. Siegel
Howard M. Siegel

COMPANY:

AMERICAN MEDICAL ALERT CORP.

By:	/s/ Jack Rhian
	Name:	Jack Rhian
	Title:	Chief Executive Officer and President